[GERSTEN SAVAGE LETTERHEAD]

May 3, 2010

Formula Acquisition Corp.
15 Broad Street, Suite 2624
New York, NY 10005

Re:	Shares to be registered on Form S-1

Dear Sir or Madam:

We have acted as counsel for Formula Acquisition Corp., a Delaware corporation (the “Company”), in connection with the registration of up to (i) 1,875,000 Units (the “Units”), with each Unit consisting of one share of the Company’s common stock, $0.0001 par value per share (the “Common Stock”) and one warrant to purchase one share of the Common Stock (the “Warrants”), (ii) all shares of Common Stock and all Warrants issued as part of the Units, and (iii) all shares of Common Stock issuable upon exercise of the Warrants included in the Units, with an aggregate maximum offering price of $15,000,000, described in the prospectus of the Company dated May 3, 2010 (the “Prospectus”), contained in the Company’s Registration Statement on Form S-1 (the “Registration Statement”).

In connection with this matter, we have examined the originals or copies certified or otherwise identified to our satisfaction of the following:

(a) Articles of Incorporation of the Company, as amended to date; (b) By-laws of the Company, as amended to date; and (c) the Registration Statement and all exhibits thereto.

In addition to the foregoing, we have also relied as to matters of fact upon the representations made by the Company and their representatives. In addition, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us certified as photostatic copies.

Based on and in reliance upon the foregoing, and after examination of such corporate and other records, certificates and other documents and such matters of law as we have deemed applicable or relevant to this opinion, it is our opinion that the Units, the Warrants and the Common Stock, when issued and sold as contemplated by the Registration Statement will be duly authorized, legally issued, fully paid, and non-assessable under the corporate laws of the State of Delaware.

We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware constitution, and all applicable judicial and regulatory determinations.  We hereby consent to the firm’s name, Gersten Savage LLP, and of the reference to the opinion and of the use of this opinion as an exhibit to the Prospectus and the Registration Statement and as contained in the Registration Statement itself, specifically in the section captioned “Legal Matters.” In giving this consent, we do not hereby admit that we come within the category of a person whose consent is required under Section 7 of the Securities Act of 1933, or the general rules and regulations thereunder.

Very truly yours,

/s/ Gersten Savage LLP
Gersten Savage LLP